Exhibit 99.1

Mercury General Corporation Announces First Quarter Results and Declares Quarterly Dividend

LOS ANGELES, May 1, 2017 /PRNewswire/ -- Mercury General Corporation (NYSE: MCY) reported today for the first quarter of 2017:

Consolidated Highlights

	Three Months Ended March 31,		Change
	2017	2016	$	%
(000's except per-share amounts and ratios)
Net premiums earned	$789,770	$767,085	$22,685	3.0
Net premiums written (1)	$811,594	$797,666	$13,928	1.7

Net income	$26,980	$23,323	$3,657	15.7
Net income per diluted share	$0.49	$0.42	$0.07	16.7

Operating income (1)	$11,081	$7,036	$4,045	57.5
Operating income per diluted share (1)	$0.20	$0.13	$0.07	53.8
Catastrophe losses (2)	$30,000	$8,000	$22,000	275.0
Combined ratio (3)	103.1%	103.9%	—	(0.8) pts

(1)

These measures are not based on U.S. generally accepted accounting principles ("GAAP"), are defined in "Information Regarding GAAP and Non-GAAP Measures" and are reconciled to the most directly comparable GAAP measures in "Supplemental Schedules."

(2)

The 2017 catastrophe losses were primarily due to severe rainstorms in California. The Winter of 2017 was extremely wet, setting new precipitation records in parts of California. The 2016 catastrophe losses were mainly attributable to winter storms in Texas and northern California.

(3)

The Company experienced unfavorable development of approximately $4 million and $40 million on prior accident years' loss and loss adjustment expense reserves for the three months ended March 31, 2017 and 2016, respectively. The majority of the unfavorable development in 2017 was attributable to higher than estimated California property losses, while the majority of the unfavorable development in 2016 was from the re-estimation of losses for California and Florida automobile liability coverages, mostly related to 2014 and prior accident years.

Investment Results

	Three Months Ended March 31,
	2017	2016
(000's except average annual yield)
Average invested assets at cost (1)	$3,502,870	$3,327,084
Net investment income (2)
Before income taxes	$31,169	$29,655
After income taxes	$27,319	$26,033
Average annual yield on investments - after income taxes (2)	3.1%	3.1%

(1)

Fixed maturities and short-term bonds at amortized cost; equities and other short-term investments at cost. Average invested assets at cost are based on the monthly amortized cost of the invested assets for each period.

(2)

Net investment income before and after income taxes for the three months ended March 31, 2017 increased slightly, with no material change in average annual yields on investments after income taxes, compared to the corresponding period in 2016, primarily due to the increase in average invested assets.

The Board of Directors declared a quarterly dividend of $0.6225 per share. The dividend will be paid on June 29, 2017 to shareholders of record on June 15, 2017.

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers in many states. For more information, visit the Company's website at www.mercuryinsurance.com. The Company will be hosting a conference call and webcast today at 10:00 A.M. Pacific time (1:00 P.M. Eastern time) where management will discuss results and address questions. The teleconference and webcast can be accessed by calling (877) 807-1888 (USA), (706) 679-3827 (International) or by visiting www.mercuryinsurance.com. A replay of the call will be available beginning at 1:30 P.M. Pacific time on May 1, 2017 and running through May 8, 2017. The replay telephone numbers are (855) 859-2056 (USA) or (404) 537-3406 (International). The conference ID# is 70768744. The replay will also be available on the Company's website shortly following the call.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Certain statements contained in this report are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company's insurance products, inflation and general economic conditions, including general market risks associated with the Company's investment portfolio; the accuracy and adequacy of the Company's pricing methodologies; catastrophes in the markets served by the Company; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company's loss reserves in general; the Company's ability to obtain and the timing of the approval of premium rate changes for insurance policies issued in states where the Company operates; legislation adverse to the automobile insurance industry or business generally that may be enacted in the states where the Company operates; the Company's success in managing its business in non-California states; the presence of competitors with greater financial resources and the impact of competitive pricing and marketing efforts; the ability of the Company to successfully manage its claims organization outside of California; the Company's ability to successfully allocate the resources used in the states with reduced or exited operations to its operations in other states; changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs and marketing efforts; and legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 9, 2017.

MERCURY GENERAL CORPORATION AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(000's except per-share amounts and ratios)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues:
Net premiums earned	$789,770	$767,085
Net investment income	31,169	29,655
Net realized investment gains	24,460	25,057
Other	2,105	2,123
Total revenues	$847,504	$823,920
Expenses:
Losses and loss adjustment expenses	$606,665	$594,082
Policy acquisition costs	142,599	141,560
Other operating expenses	65,188	61,294
Interest	2,453	950
Total expenses	$816,905	$797,886

Income before income taxes	$30,599	$26,034
Income tax expense	3,619	2,711
Net income	$26,980	$23,323

Basic average shares outstanding	55,297	55,201
Diluted average shares outstanding	55,312	55,208

Basic Per Share Data
Net income	$0.49	$0.42
Net realized investment gains, net of tax	$0.29	$0.30

Diluted Per Share Data
Net income	$0.49	$0.42
Net realized investment gains, net of tax	$0.29	$0.29

Operating Ratios-GAAP Basis
Loss ratio	76.8%	77.5%
Expense ratio	26.3%	26.4%
Combined ratio	103.1%	103.9%

MERCURY GENERAL CORPORATION AND SUBSIDIARIES CONDENSED BALANCE SHEETS AND OTHER INFORMATION (000's except per-share amounts and ratios)

	March 31, 2017	December 31, 2016
	(unaudited)
ASSETS
Investments, at fair value:
Fixed maturity securities (amortized cost $2,884,857; $2,795,410)	$2,914,287	$2,814,553
Equity securities (cost $388,408; $331,770)	425,506	357,327
Short-term investments (cost $260,697; $375,700)	260,705	375,680
Total investments	3,600,498	3,547,560
Cash	236,584	220,318
Receivables:
Premiums	478,345	459,152
Accrued investment income	41,676	41,205
Other	23,079	24,635
Total receivables	543,100	524,992
Deferred policy acquisition costs	199,526	200,826
Fixed assets, net	155,515	155,910
Deferred income taxes	41,393	45,277
Goodwill	42,796	42,796
Other intangible assets, net	24,287	25,625
Other assets	20,290	25,414
Total assets	$4,863,989	$4,788,718

LIABILITIES AND SHAREHOLDERS' EQUITY
Loss and loss adjustment expense reserves	$1,316,933	$1,290,248
Unearned premiums	1,094,802	1,074,437
Notes payable (a)	371,044	320,000
Accounts payable and accrued expenses	124,488	112,334
Current income taxes	8,646	9,962
Other liabilities	202,107	229,335
Shareholders' equity	1,745,969	1,752,402
Total liabilities and shareholders' equity	$4,863,989	$4,788,718

OTHER INFORMATION
Common stock shares outstanding	55,311	55,289
Book value per share	$31.57	$31.70
Statutory surplus (b)	$1.58 billion	$1.44 billion
Net premiums written to surplus ratio (b)	2.01	2.19
Debt to total capital ratio (c)	17.7%	15.4%
Portfolio duration (including all short-term instruments)(b)(d)	4.0 years	3.7 years
Policies-in-force (company-wide "PIF")(b)
Personal Auto PIF	1,131	1,135
Homeowners PIF	530	524
Commercial Auto PIF	41	41

(a)

The amount at March 31, 2017 represents $375 million aggregate face value of 4.40% senior notes due 2027 issued in March 2017 through a public offering, net of unamortized discount and debt issuance costs. $320 million outstanding at December 31, 2016 under the bank loan and credit facility agreements were paid off in March 2017 with the proceeds from the public offering of the $375 million senior notes.

(b)	Unaudited.
(c)	Debt to Debt plus Shareholders' Equity (Debt at face value).
(d)	Modified durations reflecting anticipated early calls.

SUPPLEMENTAL SCHEDULES

(000's except per-share amounts and ratios) (unaudited)
	Three Months Ended March 31,
	2017	2016

Reconciliations of Comparable GAAP Measures to Operating Measures(a)

Net premiums earned	$789,770	$767,085
Change in net unearned premiums	21,824	30,581
Net premiums written	$811,594	$797,666

Incurred losses and loss adjustment expenses	$606,665	$594,082
Change in net loss and loss adjustment expense reserves	(27,443)	(28,487)
Paid losses and loss adjustment expenses	$579,222	$565,595

Net income	$26,980	$23,323
Less: Net realized investment gains	24,460	25,057
Tax on net realized investment gains (b)	(8,561)	(8,770)
Net realized investment gains, net of tax	15,899	16,287
Operating income	$11,081	$7,036

Per diluted share:
Net income	$0.49	$0.42
Less: Net realized investment gains, net of tax	0.29	0.29
Operating income	$0.20	$0.13

Combined ratio	103.1%	103.9%
Effect of estimated prior periods' loss development	(0.5)%	(5.2)%
Combined ratio-accident period basis	102.6%	98.7%

(a)	See "Information Regarding GAAP and Non-GAAP Measures" on page 7.
(b)	Federal statutory rate of 35%.

Information Regarding GAAP and Non-GAAP Measures

The Company has presented information within this document containing operating measures which in management's opinion provide investors with useful, industry specific information to help them evaluate, and perform meaningful comparisons of, the Company's performance, but that may not be presented in accordance with GAAP. These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results.

Net income is the GAAP measure that is most directly comparable to operating income. Operating income is net income excluding realized investment gains and losses, net of tax. Operating income is used by management along with the other components of net income to assess the Company's performance. Management uses operating income as an important measure to evaluate the results of the Company's insurance business. Management believes that operating income provides investors with a valuable measure of the Company's ongoing performance as it reveals trends in the Company's insurance business that may be obscured by the effect of net realized investment gains and losses. Realized investment gains and losses may vary significantly between periods and are generally driven by external economic developments such as capital market conditions. Accordingly, operating income highlights the results from ongoing operations and the underlying profitability of the Company's core insurance business. Operating income, which is provided as supplemental information and should not be considered as a substitute for net income, does not reflect the overall profitability of the Company's business. It should be read in conjunction with the GAAP financial results. See "Supplemental Schedules" above for a reconciliation of net income to operating income.

Net premiums earned, the most directly comparable GAAP measure to net premiums written, represents the portion of premiums written that is recognized as revenue in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. Net premiums written is a statutory financial measure which represents the premiums charged on policies issued during a fiscal period less any applicable reinsurance. Net premiums written is designed to determine production levels and is meant as supplemental information and not intended to replace net premiums earned. Such information should be read in conjunction with the GAAP financial results. See "Supplemental Schedules" above for a reconciliation of net premiums earned to net premiums written.

Incurred losses and loss adjustment expenses is the most directly comparable GAAP measure to paid losses and loss adjustment expenses. Paid losses and loss adjustment expenses excludes the effects of changes in the loss reserve accounts. Paid losses and loss adjustment expenses is provided as supplemental information and is not intended to replace incurred losses and loss adjustment expenses. It should be read in conjunction with the GAAP financial results. See "Supplemental Schedules" above for a reconciliation of incurred losses and loss adjustment expenses to paid losses and loss adjustment expenses.

Combined ratio is the most directly comparable measure to combined ratio-accident period basis. Combined ratio-accident period basis is computed as the difference between two GAAP operating ratios: the combined ratio and prior accident periods' loss development ratio. Management believes that combined ratio-accident period basis is useful to investors and it is used to reveal the trends in the Company's results of operations that may be obscured by development on prior accident periods' loss reserves. Combined ratio-accident period basis is meant as supplemental information and is not intended to replace the GAAP combined ratio. It should be read in conjunction with the GAAP financial results. See "Supplemental Schedules" above for a reconciliation of GAAP combined ratio to combined ratio-accident period basis.

CONTACT: Theodore Stalick, SVP/CFO, (323) 937-1060, www.mercuryinsurance.com